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As Filed with the Securities and Exchange Commission on November 22, 2002

Registration No.: 333-73276

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post Effective Amendment No. 1
on
FORM S-3
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIS TECHNOLOGIES LTD.
(Exact name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	13-3669062 (I.R.S. Employer Identification Number)

805 Third Avenue
New York, New York 10022
(212) 935-8484
(Address and Telephone Number of Registrant's Principal Executive Offices)

Robert K. Lifton, Chairman of the Board
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Ira I. Roxland, Esq.
Stephen E. Fox, Esq.
Sonnenschein Nath & Rosenthal
1221 Avenue of the Americas
New York, New York 10020

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Prospectus

Medis Technologies Ltd.

950,000 shares of Common Stock

        We will issue up to 950,000 shares of our common stock upon the exercise of warrants issued or to be issued to our stockholders who met the requirements of our Shareholder Loyalty Program, which expired September 18, 2002.

        Each warrant entitles the registered holder to purchase one share of our common stock at $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004, subject to adjustment in certain circumstances, at any time or from time to time through 5:00 p.m., New York City time, on September 18, 2005, at which time the warrants will expire.

        Our common stock is quoted on The Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on November 19, 2002 was $4.76 per share.

        See "Risk Factors" beginning on page 3 of this prospectus to read about certain factors you should consider before exercising warrants to purchase our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

November     , 2002

SUMMARY

        The following summary does not contain all the information that may be important to you in making a decision to purchase our common stock through the exercise of warrants. For a more complete understanding of us, our warrants and our common stock, we encourage you to read the entire prospectus and the documents incorporated in this prospectus by reference.

Our Business

        Our primary business focus is on the development and commercialization of direct liquid fuel cells and attendant refueling cartridges for use in portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), laptop computers and certain military devices.

        We have achieved a technical level in the performance of our direct liquid fuel cells to provide continuous power for our initial product, a power pack designed to provide uninterrupted power to users of cell phones, PDAs and other hand-held devices. Our fuel cells demonstrated sufficient power to enable a laboratory-tested power pack unit to operate a cellular phone while at the same time fully charging the phone's fully discharged battery. Having attained the technical level required for our power pack to power these devices, we must now complete the engineering of a finished product for the commercial market, including but not limited to completing development of the power pack cartridge system which dispenses the fuel and the liquid electrolyte, completing the commercial design of the DC to DC converter, developing the ability to use the product in any orientation, and finalizing shape, color and other attributes to appeal to consumers. Additionally, we seek to enhance the existing capabilities of our fuel cells to achieve sometime in 2003 technical levels necessary to enable our fuel cells to be incorporated into a next-generation power pack unit which would be designed to power larger hand-held devices, and to achieve in the second half of 2003 or the first half of 2004 technical levels necessary to enable our fuel cells to be incorporated as an original equipment power source for cell phones and other electronic products. We can give no assurances of success in any of these regards.

        We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices will seek to acquire fuel cells offering significantly increased and longer lasting sources of energy. We believe that our direct liquid fuel cell technology, the key proprietary components of which are our electrodes, our catalysts for anodes and cathodes and our liquid electrolyte, will enable us to meet this requirement. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing.

        Another of our technologies is our highly conductive polymers (HECPs), which have a wide and diverse range of commercial uses. HECPs have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics. We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are looking to exploit commercially, include:

  •
  toroidal engine and compressor, which use a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine;

  •
  stirling cycle linear compressor, which is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers, that may be capable of providing greater energy efficiency for refrigeration and air conditioning systems; and

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  reciprocating electrical machine, which seeks to use the back and forth motion of energy sources such as wind or sea waves to convert such energies' motion into electricity.

        In addition, we own the rights to the CellScan system, which is a detection and monitoring system for human cells which may have many potential applications relating to disease diagnostics and determining chemosensitivity.

        We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022; our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus.

Recent Developments

        On September 18, 2002, we completed our shareholder loyalty program, which provided for the issuance of nontransferable warrants to purchase shares of our common stock to our shareholders who satisfied each of the following conditions:

  •
  The shareholder must have purchased shares of our common stock in our rights offering, which closed on March 18, 2002;

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  The shares of common stock purchased in the rights offering must have been registered in the shareholder's own name rather than in "street" name;

  •
  The shareholder must have had shares of our common stock, other than those purchased in the rights offering, registered in the shareholder's own name rather than in "street" name on March 18, 2002; and

  •
  The number of shares of our common stock registered in the shareholder's name on September 18, 2002 must have equaled or exceeded that number of shares of our common stock registered in such shareholder's own name on March 18, 2002, inclusive of those shares of our common stock purchased in the rights offering.

        All shareholders who met those requirements received, at no charge, 0.10 warrants for each share of our common stock owned in that shareholder's name on February 13, 2002.

        We determined that 395 of our shareholders satisfied all of such conditions. Consequently, we issued to such shareholders warrants to purchase an aggregate of 855,223 shares of our common stock at an exercise price of $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004, pursuant to and in accordance with the terms of the shareholder loyalty program. We are currently evaluating whether additional shareholders satisfied the conditions of the shareholder loyalty program and, consequently, we may issue additional warrants pursuant to the shareholder loyalty program.

RISK FACTORS

        You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide to exercise your warrants to purchase our common stock.

  We have had limited revenues since inception and none from 1999 through 2001, and we cannot predict when we will achieve profitability.

        We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none from 1998 through 2001. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from any of our technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues from the sale of any of such products, including our direct liquid fuel cells.

        We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2002, we had an accumulated deficit of approximately $93,690,000.

  We may never complete the development of commercially viable fuel cells or any of our other technologies into marketable products.

        We do not know when or whether we will successfully complete the development of commercially viable fuel cells for any of our target markets. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy density, stability of power output, operating time, reduction of size and weight, use of the product in any orientation, as well as in the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges and integrate each fuel cell into a seamless power source which can power various portable electronic devices, before we are able to produce a commercially viable product. Additionally, we must improve the converter used in our power pack charger to step up voltage. Failure to improve on our fuel cell technologies, including the failure of any of the above, could delay or prevent the successful development of commercially viable fuel cell products for any of our target markets.

        Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

  We may not meet our product development and commercialization milestones.

        We have established milestones which we use to assess our progress toward developing commercially viable direct liquid fuel cells. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, our commercialization schedule could be delayed and third parties who are collaborating with us to develop our fuel cell technology, as well as potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative technologies.

        To date, we have met the milestones we set for ourselves with respect to developing commercially viable direct liquid fuel cells, including the level of power density and longevity of use obtained. We can give no assurance that our commercialization schedule will continue to be met as we further develop our direct liquid fuel cells, or any of our other products.

  Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at affordable prices.

        To date, we have focused primarily on research and development of our fuel cell technology. Consequently, we have no experience in manufacturing direct liquid fuel cells or refill cartridges on a commercial basis. We plan to manufacture our direct liquid fuel cells and refill cartridges primarily through joint venture arrangements with third parties. We can offer no assurance that either we or our joint venture partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our direct liquid fuel cells and refill cartridges. Even if we or our joint venture partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

        The price of direct liquid fuel cells and refill cartridges is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or our joint venture partners will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for both our proposed power pack charger and our refueling cartridges, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

  A mass market for our direct liquid fuel cells may never develop or may take longer to develop than we anticipate.

        A mass market may never develop for our direct liquid fuel cells or any of our other technologies, or may develop more slowly than we anticipate. Direct liquid fuel cells represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for our direct liquid fuel cells may be affected by many factors, some of which are out of our control, including:

  •
  the level to which the technology of our direct liquid fuel cells has advanced;

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  the emergence of newer, more competitive technologies and products;

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  improvements to existing technologies;

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  the future cost of ethanol, or any other hydrogen-based fuels powering our fuel cells;

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  regulatory requirements;

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  consumer perceptions of the safety of our products; and

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  consumer reluctance to try a new product.

        If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

  We will be unable to market or sell our direct liquid fuel cell technology or any of our other technologies if we are unsuccessful in entering into alliances, joint ventures or licensing agreements with third parties.

        As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our direct liquid fuel cell technologies or any of our other technologies is wholly dependent on our entry into strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such alliances, joint ventures or agreements. Furthermore, we may enter into agreements the terms of which may not be entirely beneficial to us.

  Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell technologies could hurt our reputation and the reputation of our products.

        We have entered into three agreements with third parties whereby each has agreed to assist us in developing or marketing our fuel cell technologies. We intend to enter into similar agreements with other third parties in the future. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of our direct liquid fuel cells. Such tests may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

  Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

        We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

  Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

        Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

  If we do not obtain additional financing, we may be forced to curtail our research and development efforts.

        Our ability to sustain our research and development program is dependent upon our ability to secure additional funding. As of September 30, 2002, we believe that our cash resources, including monies available to us from our credit facility, but excluding funds raised through additional financings, if any, will be sufficient to support our operating and developmental activities for at least the next 20 months. After such time, we may need to raise additional funds through public or private debt or equity financing in order to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay our research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our direct liquid fuel cell technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our direct liquid fuel cell technology or any of our other technologies.

  If we were to lose members of our senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

        Our success depends to a significant extent upon Zvi Rehavi, Gennadi Finkelshtain and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management. The loss of the services of Messrs. Rehavi and Finkelshtain, or any of our other technical talent could have a material adverse effect on our ability to develop our direct liquid fuel cells into commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

  There may be adverse effects on our earnings and our stock price due to the large amount of acquired intangible technology assets and goodwill on our balance sheet.

        At September 30, 2002, our balance sheet showed approximately $59,675,000 of goodwill and acquired intangible technology assets, with estimated original useful lives of up to five years. Commencing January 1, 2002, in accordance with the recently-enacted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," such goodwill is no longer being charged ratably to expense but is subject to at least an annual assessment for impairment. Our adoption of SFAS 142 has resulted in the discontinuation of amortization of the remaining goodwill balance of approximately $58,200,000 at December 31, 2001, which has resulted in a reduction in operating expenses of approximately $4,600,000 and $13,800,000 for the three and nine months ended September 30, 2002, respectively. We continue to amortize the remaining unamortized balance of our intangible technology assets, which was approximately $1,500,000 at September 30, 2002.

  Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our direct liquid fuel cell technology or any of our other technologies.

        Our research and development facilities and our pilot HECP manufacturing facility, as well as some of our executive offices and back-office functions, are located in the State of Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, America's war against terrorism or proposed military activities in Iraq, among others, could have a material adverse effect on our ability to complete the development of any of our technologies or our ability to supply our technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 44 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

        In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

  It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

        Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

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  due service of process has been effected and the defendant was given a reasonable opportunity to defend;

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  the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;

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  such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

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  an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

  We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

        We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

  We currently face and will continue to face significant competition.

        Our direct liquid fuel cells face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan are actively engaged in the development and manufacture of fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

        We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

  We expect to be dependent on third party suppliers for the supply of key materials and components for our products.

        If and when either we or our strategic alliance or joint venture partners commence production of our fuel cells, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our direct liquid fuel cells. We or our strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable direct liquid fuel cells or significantly raise the cost of producing direct liquid fuel cells.

        In addition, platinum is a key component of our direct liquid fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable direct liquid fuel cells or significantly raise our cost of producing direct liquid fuel cells.

FORWARD-LOOKING STATEMENTS

        Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated by reference or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We currently have outstanding warrants to purchase 855,223 shares of our common stock issued pursuant to our shareholder loyalty program. If all of such warrants are exercised:

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  prior to September 18, 2003, we will receive proceeds from such exercises of $3,788,638;

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  from September 18, 2003 and prior to September 18, 2004, we will receive proceeds from such exercises of $4,207,697; and

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  from September 18, 2004 and thereafter, we will receive proceeds from such exercises of $4,626,756.

We can give no assurance of the number of warrants that will be exercised or, if exercised, the periods of such exercises.

        We are currently evaluating whether additional shareholders satisfied the conditions of the shareholder loyalty program and, consequently, we may issue additional warrants pursuant to the shareholder loyalty program. We are unable to ascertain how many, if any, additional warrants may be issued but we do not expect to issue more than an additional 94,777 warrants or, in the aggregate, 950,000 warrants. We intend to use the proceeds from the exercise of all outstanding warrants and warrants which may be issued for working capital and other general corporate purposes, including further development of our fuel cell products and our other technologies.

DESCRIPTION OF LOYALTY PROGRAM WARRANTS

        Each warrant entitles the registered holder to purchase one share of our common stock at $4.43, increasing to $4.92 on September 18, 2003 and to $5.41 on September 18, 2004, subject to adjustment in certain circumstances, at any time or from time to time through 5:00 p.m., New York City time, on September 18, 2005, at which time the warrants will expire.

        The warrants were issued in registered form. We act as our own warrant agent for registration and permissible transfers of the warrants. The warrants will be non-transferable except by will or the laws of descent and distribution.

        The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment in certain circumstances including our issuance of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

        We have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders.

        The warrants may be exercised upon surrender to us of the warrant certificate on or prior to the expiration date at our U.S. offices, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to us) for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

        No warrants will be exercisable unless at the time of exercise we have on file with the SEC a current prospectus covering the shares of common stock issuable upon exercise of such warrants and such shares have been registered or qualified under the securities laws of the state of residence of the holder of such warrants. We will use our best efforts to maintain a current prospectus until the expiration of the warrants, subject to the terms of the warrant agreement.

        No fractional shares will be issued upon exercise of the warrants. We will instead round the number of shares upon exercise of the warrants upward or downward, as appropriate, to the nearest whole number.

        We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

LEGAL MATTERS

        The validity of the securities covered by this prospectus will be passed upon by Sonnenschein Nath & Rosenthal, New York, New York.

EXPERTS

        The consolidated financial statements of Medis Technologies Ltd. as of December 31, 2001 and 2000 and for the years then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants. However, after reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen with respect to the incorporation by reference of such financial statements. Therefore, we have dispensed with the requirement to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Arthur Andersen in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned financial statements.

        The consolidated statements of operations, stockholders' equity and cash flows of Medis Technologies Ltd. for the year ended December 31, 1999 incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants. However, we have been unable to obtain the written consent of Grant Thornton with respect to the incorporation by reference of such statements of operations, stockholders' equity and cash flows due to Grant Thornton's inability to obtain a representation letter from Arthur Andersen, our subsequent auditor, stating that as a result of Arthur Andersen's procedures, nothing came to their attention which in their judgment would indicate that there have been any events, transactions or changes in accounting principles subsequent to December 31, 1999 which would have a material effect upon, or require mention with respect to, our consolidated financial statements covered by Grant Thornton's report covering such statements. Therefore, we have obtained from the Securities and Exchange Commission a waiver of the requirements to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Grant Thornton in reliance upon Rule 437 of the Securities Act of

1933. As a result, you may not be able to recover damages from Grant Thornton under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned statements of operations, stockholders' equity and cash flows.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us, our common stock and our warrants, we refer you to the registration statement and exhibits. A copy of the registration statement may be inspected by anyone without charge and copied upon payment of the prescribed fees, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's website at the following address: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  our Current Report on Form 8-K dated June 25, 2002, and filed with the SEC on June 26, 2002;

  •
  the definitive proxy statement relating to our 2002 Annual Meeting of Stockholders dated April 30, 2002; and

  •
  the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded. You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

  Medis Technologies Ltd.
  805 Third Avenue
  New York, New York 10022
  (212) 935-8484

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$1,294
Legal Fees and Expenses	10,000
Printing Expenses	5,000
Miscellaneous Expenses	10,706

Total	27,000

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Registrant(1)
4.2	Restated Bylaws of Registrant(1)
4.3	Form of certificate evidencing shares of common stock of Registrant(1)
4.4	Form of certificate evidencing warrant(1)
5.1	Opinion of Sonnenschein Nath & Rosenthal*
23.1	Consent of Arthur Andersen LLP(2)
23.2	Consent of Grant Thornton LLP(3)
23.3	Consent of Sonnenschein Nath & Rosenthal (contained in their opinion included under Exhibit 5.1)*
24.1	Power of Attorney (comprises a portion of the signature page to this Registration Statement)*

*
Previously filed with this Registration Statement.

(1)
Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-83945) of Registrant and incorporated herein by reference.

(2)
The consolidated financial statements of the Registrant as of December 31, 2001 and 2000 and for the years then ended incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

(3)
The consolidated statements of operations, stockholders' equity and cash flows of the Registrant for the year ended December 31, 1999 incorporated in this Registration Statement by reference have been audited by Grant Thornton LLP, independent certified public accountants ("GT"). However, the Registrant has been unable to obtain the written consent of GT with respect to the incorporation by reference of such financial statements in the Registration Statement, due to GT's inability to obtain a representation letter from AA, the Registrant's subsequent auditor, stating that as a result of AA's procedures, nothing came to their attention which in their judgment would indicate that there have been any events, transactions or changes in accounting principles subsequent to December 31, 1999 which would have a material effect upon, or require mention with respect to, the Registrant's consolidated financial statements covered by GT's report covering such statements. Therefore, the Registrant has obtained from the Securities and Exchange Commission a waiver of the requirements to file the written consent of GT in reliance upon Rule 437 of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from GT under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned statements of operations, stockholders' equity and cash flows of the Registrant which are incorporated in this Registration Statement by reference.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The Registrant hereby undertakes to supplement the prospectus, after the end of the subscription period, to set forth the results of the subscription offer, and the terms of any subsequent reoffering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2002.

MEDIS TECHNOLOGIES LTD.
By:	/s/ ROBERT K. LIFTON Robert K. Lifton Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT K. LIFTON Robert K. Lifton	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	November 21, 2002
/s/ HOWARD WEINGROW Howard Weingrow	President, Treasurer and Director	November 21, 2002
* Israel Fisher	Vice President-Finance (Principal Financial Officer)	November 21, 2002
* Jacob S. Weiss	Senior Vice President-Business Development and Director	November 21, 2002
* Amos Eiran	Director	November 21, 2002
Zeev Nahmoni	Director
* Jacob E. Goldman	Director	November 21, 2002
* Seymour Heinberg	Director	November 21, 2002
* Shmuel Peretz	Director	November 21, 2002

*  Robert K. Lifton, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated by signing above, and filed with the Securities and Exchange Commission), by signing his name, does hereby sign and execute this Post-Effective Amendment to the Registration Statement on behalf of each of the persons referenced above.

November 21, 2002	/s/ ROBERT K. LIFTON

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
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